Exhibit 99.1

BluSky AI Inc. Appoints Riley Cooney as Corporate Development and Strategy Officer

Neocloud Industry Veteran Joins Leadership Team to Expand AI Infrastructure Innovation

December 09, 2025 13:37 ET

Salt Lake City Utah, Dec. 09, 2025 (GLOBE NEWSWIRE) -- BluSky AI Inc. (OTCID: BSAI), a leading developer of prefabricated modular AI infrastructure and Neocloud GPU-as-a-Service infrastructure, proudly announces the appointment of Riley Cooney as its Corporate Development and Strategy Officer. Cooney is a well-respected FP&A and strategic finance executive whose experience includes leadership through a $4B IPO in BTC and Hyperscale infrastructure.

Riley has advised on AI and HPC data-center strategy, serving global institutional and Wall Street clients over the past two years. During his five years at Core Scientific (NASDAQ: CORZ), Riley helped scale revenue 24× while growing power capacity from 30 MW to more than 800 MW. Riley directed cross-functional teams in finance, infrastructure, and operations, contributing to SEC filings, M&A, and investor relations during one of the largest digital-asset scale-outs in the U.S. At Address USA Ventures, he held the role of CFO and Acting COO for a national real-estate platform in partnership with USA Today / Gannett. He also advised on AI and HPC data-center strategy, serving global institutional and Wall Street clients.

“Our team is enthusiastic about Riley Cooney joining BluSky AI and contributing to our strategic initiatives in scaling our modular AI factory infrastructure,” said CEO Trent D’Ambrosio. “Riley’s experience in finance, infrastructure, operations and investor relations provides an important asset in the continued growth of BluSky AI,” said D’Ambrosio.

BluSky AI addresses the universal need for compute power—positioning itself as a foundational layer in the AI revolution. BluSky AI is a Neocloud purpose-built for artificial intelligence through rapidly deployable SkyMod data centers. Its infrastructure first approach enables clients to focus on innovation while the company delivers the critical backbone for compute, powering tomorrow’s AI breakthroughs.

Trent D’Ambrosio

CEO, BluSky AI Inc.

trentdambrosio@bluskyaidatacenters.com

www.bluskyaidatacenters.com

About BluSky AI Inc.

Headquartered in Salt Lake City, Utah, BluSky AI Inc. is a Neocloud purpose-built for artificial intelligence through rapidly deployable SkyMod data centers. SkyMods are next-generation, scalable AI Factories providing speed-to-market and energy optimization for entities requiring high-performance infrastructure to support machine learning workloads. BluSky AI empowers small, mid-sized, enterprise, and academic partners from start-up to scale-up to drive innovation without compromise.

Forward-Looking Statements:

This news release includes certain forward-looking statements or information. All statements other than statements of historical fact included in this release are forward-looking statements that involve various risks and uncertainties. Forward-looking statements in this news release include statements with respect to the potential impact and usage of the Company’s. There can be no assurance statements will prove to be accurate and actual results and future events could differ materially from anticipated in such statements.

BluSky AI Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation.